The Board has selected PricewaterhouseCoopers LLP to serve as the Trust's independent registered public accounting firm for the Trust's fiscal year ended December 31, 2006.
The decision to select PricewaterhouseCoopers LLP was recommended by the Audit Committee and was approved by the Board on May 18, 2006. During the Trust's fiscal years ended December 31, 2005 and December 31, 2004, neither the
Trust, its portfolios nor anyone on their behalf has consulted with PricewaterhouseCoopers LLP on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item
304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

The selection of PricewaterhouseCoopers LLP does not reflect any disagreements with or dissatisfaction by the Trust or the Board with the performance of the Trust's prior auditor. The decision to replace KPMG LLP, the Trust's previous independent registered public accounting firm, effective May 18, 2006 and to select
PricewaterhouseCoopers LLP was recommended by the Trust's
Audit Committee and approved by the Registrant' Board of Trustees. KPMG LLP's report on the Trust's financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the Trust's fiscal years ended December 31, 2005 and December 31, 2004, and through May 18, 2006, (i) there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item
304(a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended, except that KPMG LLP advised the Trust of the following material weakness:
KPMG LLP noted the following matter involving internal control over financial reporting and its operation as reported in its letter in connection with the filing of Registrant's Form N-SAR for the period ended December 31,
2005. The condition was considered by KPMG LLP to be a material weakness and was considered in determining the nature, timing and extent of the procedures to be performed in the audit of the financial statements of the Registrant for the year ended December 31, 2005, but did not affect the report issued thereon dated February 22, 2006. The letter indicated that the Registrant had contracted with certain affiliated principal service providers that were not staffed appropriately and did not effectively execute all policies and procedures related to the regulatory compliance monitoring process such that conditions of noncompliance that could have had a material effect on the financial statements of the Registrant for the year ended
December 31, 2005 may not have been reflected in those financial statements. The letter indicates that management of the Registrant informed KPMG LLP that in order to improve this condition, the Board of Trustees of the Registrant had, among other steps, appointed certain new officers of the Registrant. The executive officers, jointly with the Registrant' Chief Compliance Officer, also implemented policies and procedures and monitored the actions of these principal service providers to improve the regulatory compliance monitoring process and the overall control environment of the Registrant. Certain service providers have been replaced and a new administrator of the Registrant has been appointed since the report of this condition by KPMG LLP.

The Trust has requested that KPMG LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated August 29, 2006, is filed below as an Exhibit to this Form N-SAR.

August 29, 2006


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for the Phoenix Insight Funds Trust (the Trust) (formerly the Harris Insight Funds Trust) and, under the date of February 22, 2006, we reported on the financial statements of the Trust as of and for the years ended December 31, 2005 and December 31, 2004. Effective May 18, 2006, we were replaced as the Trust's principal accountants. We have read the Trust's statements included under Sub-Item 77K of its Form N-SAR for the period ended June 30, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the statements in the first paragraph, the first and second sentences of the second paragraph and the last two sentences of the second paragraph.


Very truly yours,

/s/ KPMG LLP